As filed with the Securities and Exchange Commission on April 23, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPIRIT AEROSYSTEMS HOLDINGS, INC.
(Exact name of registrant as specified in the charter)

Delaware (State or other jurisdiction of Incorporation or organization)	20-2436320 (I.R.S. Employer Identification No.)
3801 South Oliver
Wichita, Kansas 67210
(Address, with zip code, of principal executive offices)
SPIRIT AEROSYSTEMS HOLDINGS, INC. AMENDED AND RESTATED
DIRECTOR STOCK PLAN
(Full Title of the Plan)

Jeffrey L. Turner
Chief Executive Officer
Spirit AeroSystems Holdings, Inc.
3801 South Oliver
Wichita, Kansas 67210
(316) 526-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gloria Farha Flentje, Esq. General Counsel Spirit AeroSystems Holdings, Inc. 3801 South Oliver Wichita, Kansas 67210 (316) 526-9000	William R. Wood, II Foulston Siefkin LLP Commerce Bank Center 1551 North Waterfront Parkway Suite 100 Wichita, Kansas 67206 (316) 267-6371
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount To Be	Offering Price	Aggregate Offering	Registration
Title of Securities To Be Registered	Registered	Per Share(1)	Price(1)	Fee
Class A Common Stock, $0.01 par value per share
SPIRIT AEROSYSTEMS HOLDINGS, INC., AMENDED AND RESTATED DIRECTOR STOCK PLAN	2,610,000	$25.66	$66,972,600.00	$2,632.02

(1)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum offering price in respect of the Plan have been determined based on the average of the high and low prices reported on the New York Stock Exchange Composite Tape on April 18, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed or to be filed by the Registrant with the Securities and Exchange Commission (“Commission”) are incorporated by reference into this Registration Statement:
(a)	The 10-K filed by Registrant with the Commission on February 22, 2008, which includes: (i) Audited Consolidated Financial Statements of Spirit AeroSystems Holdings, Inc. for the twelve month periods ended December 31, 2007 and December 31, 2006 and the results of its operations and its cash flows for each of the two years ended December 31, 2007 and December 31, 2006, and the period from June 17, 2005, through December 29, 2005; and (ii) Audited Financial Statements of Wichita Division (a business of the Boeing Company) for the period from January 1, 2005 through June 16, 2005.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Registrant document referred to in (a) above.

(c)	The description of the Registrant’s Class A Common Stock, which is contained in Registration Statement on Form S-1 filed under the Exchange Act on June 30, 2006, including any amendment or report filed for the purpose of updating such description.

(d)	All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.

Common Stock
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers
Delaware Corporation Law
     Registrant is incorporated under the laws, as amended, of the State of Delaware. Under Section 145 of the Delaware General Corporation Law, or the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses, including attorneys’ fees, as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.
Certificate of Incorporation and By-Laws
     Registrant’s certificate of incorporation provides that none of its directors shall be personally liable for breach of fiduciary duty as a director. Any repeal or modification of that provision shall not adversely affect any right or protection, or any limitation of the liability of, any of our directors existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification. Both Registrant’s certificate of incorporation and its by-laws provide for the indemnification of Registrant’s directors and officers to the fullest extent permitted by the DGCL.
Indemnification Agreements
     Additionally, Registrant has entered into indemnification agreements with certain of its directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained under current applicable law. The indemnification agreements may require Registrant among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the

Registrant and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.
Liability Insurance
     Registrant’s directors and officers are covered by insurance policies maintained by Registrant against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act, or the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Underwriting Agreement
     The Underwriting Agreement (filed as Exhibit 1.1 to the Registrant’s Form S-1 filed with the Commission on May 8, 2007) provides for the indemnification of certain of Registrant’s directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

*4.1	Specimen Copy of Registrant’s Class A Common Stock Certificate

5.1	Opinion of Foulston Siefkin LLP

10.1	Spirit AeroSystems Holdings, Inc. Amended and Restated Director Stock Plan

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Foulston Siefkin LLP is contained in Exhibit 5.1 to this Registration

24.1	Power of Attorney is contained on the first signature page of this Registration Statement.

*	Incorporated by reference to Registrant’s Amendment No. 5 to Form S-1 (Commission File No. 333-135486) filed on November 17, 2006.

Item 9. Undertakings.
(a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form or prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
     Provided, however, that:
     Paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas on April 21, 2008.

SPIRIT AEROSYSTEMS HOLDINGS, INC.
By:	/s/ Ulrich Schmidt
	Name:	Ulrich Schmidt
	Title:	Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints ULRICH SCHMIDT and JEFFREY L. TURNER and both or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY L. TURNER JEFFREY L. TURNER	President, Chief Executive Officer and Director (Principal Executive Officer)	April 21, 2008

/s/ ULRICH SCHMIDT ULRICH SCHMIDT	Executive Vice-President and Chief Financial Officer (Principal Financial Officer)	April 21, 2008

/s/ DANIEL R. DAVIS DANIEL R. DAVIS	Corporate Controller (Principal Accounting Officer)	April 21, 2008

Signature	Title	Date

/s/ IVOR EVANS IVOR EVANS	Director	April 21, 2008

/s/ PAUL FULCHINO PAUL FULCHINO	Director	April 21, 2008

/s/ RICHARD GEPHARDT RICHARD GEPHARDT	Director	April 21, 2008

/s/ ROBERT JOHNSON ROBERT JOHNSON	Director	April 21, 2008

/s/ RONALD KADISH RONALD KADISH	Director	April 21, 2008

/s/ SETH MERSKY SETH MERSKY	Director	April 21, 2008

/s/ FRANCIS RABORN FRANCIS RABORN	Director	April 21, 2008

/s/ NIGEL WRIGHT NIGEL WRIGHT	Director	April 21, 2008

INDEX TO EXHIBITS

*4.1	Specimen Copy of Registrant’s Class A Common Stock Certificate

5.1	Opinion of Foulston Siefkin LLP

10.1	Spirit AeroSystems Holdings, Inc. Amended and Restated Director Stock Plan

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Foulston Siefkin LLP is contained in Exhibit 5.1 to this Registration

24.1	Power of Attorney is contained on the first signature page of this Registration Statement.

*	Incorporated by reference to Registrant’s Amendment No. 5 to Form S-1 (Commission File No. 333-135486) filed on November 17, 2006.